Exhibit 99.2

Reconciliation of Non-GAAP Measures

(preliminary and unaudited)

Reconciliation of Non-GAAP Measures

OptimizeRx Corporation

(preliminary unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
(in $ millions)	2023	2022	2023	2022
GAAP net income (loss)	(7.2)	(0.3)	(20.6)	(11.4)
Depreciation and amortization	1.0	0.5	2.4	2.0
Stock-based compensation	2.6	4.3	13.7	15.7
Asset impairment charges	6.7	0.0	6.7	0.0
Loss on disposal of business	2.1	0.0	2.1	0.0
Severance charges	0.3	0.0	0.5	0.0
Acquisition expense	3.9	0.0	4.5	0.0
Other (income) loss	(0.5)	0.0	(0.5)	0.0
Net interest (income) expense	1.3	(0.5)	(0.7)	(0.9)
Income tax benefit	(4.6)	0.0	(4.6)	0.0
Adjusted EBITDA	5.8	3.9	3.6	5.5

O P T I M I Z E R X

Appendix

This presentation includes Adjusted EBITDA, a non-GAAP financial measure. The Company defines Adjusted EBITDA as GAAP net income (loss) with an adjustment to add back depreciation, amortization, interest, stock-based compensation, acquisition expenses, severance expense related to a reduction in force, income or loss related to the fair value of contingent consideration, gain or loss from the disposal of a business, asset impairment charges, other income (loss), and deferred income taxes. The Company’s Adjusted EBITDA may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies in the industry may calculate Adjusted EBITDA differently. The Company’s Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income (loss) or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. The Company does not consider this non-GAAP measure to be a substitute for or superior to the information provided by its GAAP financial results.

The table, “Reconciliation of Non-GAAP Measures,” included above, provides a reconciliation of estimated GAAP net income (loss) and Adjusted EBITDA for the three and twelve months ended December 31, 2023 and 2022. The 2023 GAAP numbers included in the above table are preliminary and unaudited and are subject to completion of the Company’s financial closing procedures. The Company’s independent registered public accounting firm has not conducted an audit or review of and does not express an opinion or any other form of assurance with respect to, the preliminary unaudited results. It is possible that the Company or its independent registered public accounting firm may identify items that require the Company to make adjustments to the preliminary estimates of GAAP net income (loss) set forth herein and those changes could be material.

Although the Company provides 2024 guidance for Adjusted EBITDA, it is not able to provide guidance to the most directly comparable GAAP measure. Reconciliations for forward-looking figures would require unreasonable efforts at this time because of the uncertainty and variability of the nature and amount of certain components of various necessary GAAP components, including, for example, those related to compensation, acquisition expenses, amortization or others that may arise during the year, and the Company’s management believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

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